At a special meeting of shareholders held on January 5, 2012, the shareholders of the Funds voted on whether to approve a new investment advisory agreement between Security Equity Fund and Security Investors, LLC. A description of the number of shares voted is as follows:

Fund						Shares For	Shares Against	Shares Abstained
Large Cap Core Fund			 	4,217,413 	 103,627 	 117,087
All Cap Value Fund			 	145,600 	 264 	 	5,081
Mid-Cap Value Fund			 	18,781,507 	 306,876 	 409,290
Mid  Cap Value Institutional Fund		24,790,159 	 89,032 	 87,998
Small Cap Growth Fund			 	652,225 	 8,612 	 	6,644
Small Cap Value Fund			 	422,948 	 2,357 	 	6,052
Large Cap Concentrated Growth Fund		2,265,642 	 38,578 	 44,575
MSCI EAFE Equal Weight Fund			 4,280,139 	 50,544 	 42,439
Alpha Opportunity Fund			 	636,367 	 3,178 	 	3,937

At a special meeting of shareholders held on November 22, 2011, the shareholders of the Funds also voted on whether to approve the election of nominees to the Board of Directors. A description of the number of shares voted is as follows:

Donald C. Cacciapaglia			 Donald A. Chubb, Jr. 				Harry W. Craig, Jr.
  For	 	84,763,050 		  	For	 	85,360,223 		  For	 	85,331,041
  Withhold	 1,612,096 		  	Withhold	 1,014,923 		  Withhold	 1,044,105
Total	 	86,375,146 			Total	 	86,375,146 		Total	 	86,375,146

Jerry B. Farley			 	Richard M. Goldman 				Penny A. Lumpkin
  For	 	85,350,186 		 	 For	 	85,294,431 		 For	 	85,302,044
  Withhold	 1,024,960 		  	Withhold	 1,080,715 		  Withhold	 1,073,102
Total	 	86,375,146 			Total	 	86,375,146 		Total	 	86,375,146

Maynard F. Oliverius
  For	 	85,321,645
  Withhold	 1,053,501
Total	 	86,375,146